Exhibit (23)

                              ACCOUNTANTS' CONSENT


   The Board of Directors
   National Research Corporation:

   We consent to the inclusion of our report dated May 30, 1998, with respect to the balance sheets of Healthcare Research Systems, Ltd. as of December 31, 1997, and the related statements of operations, members' equity and cash flows for the year then ended.

                                             /s/ KPMG Peat Marwick LLP


   Lincoln, Nebraska
   August 12, 1998